For Immediate Release

The J. M. Smucker Company Announces Fiscal 2012 Fourth Quarter and Full Year Results

•	Fourth quarter net sales increased 14 percent

•	Fourth quarter EPS up 13 percent; EPS up 10 percent excluding restructuring and merger and integration charges

•	Strong fourth quarter leads to record full year cash from operations

•	Company provides net sales and earnings outlook for 2013

ORRVILLE, Ohio, June 7, 2012 — The J. M. Smucker Company (NYSE: SJM) today announced results for the fourth quarter and year ended April 30, 2012. Results for the quarter and year ended April 30, 2012, include the operations of Rowland Coffee Roasters, Inc. (“Rowland Coffee”) and the North American foodservice coffee and hot beverage business acquired from Sara Lee Corporation (“Sara Lee foodservice business”) since the completion of each acquisition on May 16, 2011 and January 3, 2012, respectively.

Executive Summary

	Three Months Ended April 30,			Year Ended April 30,
			% Increase			% Increase
	2012	2011	(Decrease)	2012	2011	(Decrease)
	(Dollars in millions, except per share data)

Net sales	$1,355.4	$1,187.2	14%	$5,525.8	$4,825.7	15%
Operating income	$185.6	$166.1	12%	$778.3	$784.3	(1)%
% of net sales	13.7%	14.0%		14.1%	16.3%
Net income:
Income	$104.1	$94.9	10%	$459.7	$479.5	(4)%
Income per diluted share	$0.93	$0.82	13%	$4.06	$4.05	0%

•	Non-GAAP income per diluted share was $1.10 and $1.00 for the fourth quarters of 2012 and 2011, and $4.73 and $4.69 for the years ended April 30, 2012 and 2011, respectively, an increase of 10 percent and 1 percent for the quarter and full year, respectively.

•	GAAP and non-GAAP results include the impact, related to the Europe’s Best® frozen fruit and vegetable business, of an $11.3 million loss on the sale of business in the year ended April 30, 2012, and a noncash impairment charge of $17.2 million in the year ended April 30, 2011.

•	Non-GAAP income per diluted share excludes restructuring and merger and integration costs (“special project costs”) of $0.17 and $0.18 per diluted share in the fourth quarters of 2012 and 2011, and $0.67 and $0.64 for the years ended April 30, 2012 and 2011, respectively.

“We are pleased to have delivered another year of record sales and year-over-year earnings per share growth in a complex macroeconomic environment,” commented Richard Smucker, Chief Executive Officer. “As we look ahead, we will continue to invest in our portfolio of trusted brands, build upon our recent acquisitions, advance our extensive pipeline of innovation, further our supply chain productivity initiatives, and build upon the foundation being laid in China. We are well-positioned for continued growth.”

“While higher food prices continue to pose a challenge to consumers, we believe that softening commodity costs should provide some relief to improve volume. We remain committed to price leadership as demonstrated by our recent six percent price decrease on coffee,” said Vince Byrd, President and Chief Operating Officer. “In this economic environment, it is important to continue to build our brands for the long term while maintaining our ability to quickly adjust our marketing tactics to meet ever-changing consumer needs.”

Net Sales

	Three Months Ended April 30,				Year Ended April 30,
			Increase				Increase
	2012	2011	(Decrease)%		2012	2011	(Decrease)%
	(Dollars in millions)

Net sales	$1,355.4	$1,187.2	$168.2	14%	$5,525.8	$4,825.7	$700.0	15%
Adjust for certain noncomparable items:
Acquisitions	(125.8)	-	(125.8)	(11)%	(239.5)	-	(239.5)	(5)%
Divestiture	-	(8.4)	8.4	1%	-	(16.7)	16.7	0%
Foreign exchange	2.5	-	2.5	0%	(6.5)	-	(6.5)	(0)%
Net sales adjusted for noncomparable impact of acquisitions, divestiture, and foreign exchange	$1,232.1	$1,178.8	$53.3	5%	$5,279.8	$4,809.0	$470.7	10%

Amounts may not add due to rounding.

Net sales increased 14 percent in the fourth quarter of 2012, compared to the fourth quarter of 2011, driven primarily by the impact of acquisitions and higher realized prices. The Sara Lee foodservice business and Rowland Coffee acquisitions during the year contributed $97.4 million and $28.4 million to net sales in the fourth quarter of 2012, respectively, and combined represented 11 percentage points of the net sales increase. The impact of sales mix was favorable primarily due to K-Cups®.

Overall volume, excluding acquisitions, was down 7 percent in the fourth quarter of 2012, compared to the fourth quarter of 2011, primarily driven by Jif® peanut butter, Pillsbury® baking mixes, and Folgers® coffee. The overall volume decline, compared to last year’s fourth quarter, was generally in line with the Company’s expectation of continued weak consumer purchases, attributed mostly to significantly higher retail prices and the competitive environment.

Margins

	Three Months Ended April 30,		Year Ended April 30,
	2012	2011	2012	2011
	(% of net sales)

Gross profit	33.2%	35.5%	33.4%	37.3%
Selling, distribution, and administrative expenses:
Marketing	4.0%	5.6%	4.9%	5.8%
Selling	3.4%	3.3%	3.3%	3.3%
Distribution	2.8%	3.3%	2.8%	3.2%
General and administrative	5.6%	6.6%	5.2%	5.6%
Total selling, distribution, and administrative expenses	15.8%	18.8%	16.2%	17.9%
Amortization	1.9%	1.5%	1.6%	1.5%
Impairment charges	0.3%	0.0%	0.1%	0.4%
Other restructuring and merger and integration costs	1.6%	1.3%	1.3%	1.2%
Loss on divestiture	0.0%	0.0%	0.2%	0.0%
Other operating (income) expense - net	(0.1)%	(0.2)%	(0.0)%	0.0%
Operating income	13.7%	14.0%	14.1%	16.3%

Amounts may not add due to rounding.

Gross profit increased $28.8 million, or 7 percent, in the fourth quarter of 2012, compared to 2011, and increased $20.0 million, excluding special project costs, due to acquisitions. During the fourth quarter of 2012, commodity costs were higher, compared to the fourth quarter of 2011, most significantly for green coffee and peanuts. The impact of lower volume in the base business more than offset the net benefit of higher prices taken in response to higher costs. Included in overall higher costs, the net effect of the change in unrealized mark-to-market adjustments on derivative contracts was $5.9 million unfavorable and primarily related to coffee. Gross margin contracted from 36.8 percent in the fourth quarter of 2011 to 33.7 percent in the fourth quarter of 2012, excluding special project costs.

Selling, distribution, and administrative (“SD&A”) expenses decreased 4 percent in the fourth quarter of 2012, compared to the fourth quarter of 2011, and decreased as a percentage of net sales from 18.8 percent to 15.8 percent, primarily due to an $11.7 million, or 18 percent, decrease in marketing expenses during the period. A portion of the marketing expense decline was redeployed to trade and consumer promotions, which were reflected as a reduction of net sales. Over the same period, general and administrative and distribution expenses both decreased 3 percent. Contributing to the decrease in general and administrative expenses, incentive compensation costs were lower in the fourth quarter of 2012, compared to 2011. Selling expenses increased 17 percent in the fourth quarter of 2012, compared to 2011, generally in line with the increase in net sales.

Higher amortization expense was recognized in the fourth quarter of 2012, compared to 2011, primarily related to the intangible assets associated with the Company’s recent acquisitions. In addition, noncash impairment charges of $4.6 million were recognized in the fourth quarter of 2012.

Operating income increased $19.5 million, or 12 percent, in the fourth quarter of 2012, compared to 2011. Excluding special project costs in both periods, operating income increased $15.9 million, or 8 percent, and declined from 16.7 percent of net sales in 2011 to 15.8 percent in 2012.

Interest and Income Taxes

Interest expense increased $6.4 million in the fourth quarter of 2012, compared to 2011, representing the costs of higher debt outstanding, primarily due to the Company’s October 2011 public debt issuance. The increased borrowing costs were somewhat offset by the benefit of the Company’s interest rate swap activities and higher capitalized interest associated with the Company’s capital expenditures.

Income taxes increased $4.7 million in the fourth quarter of 2012, primarily reflecting a $14.0 million increase in income before income taxes. The effective tax rate was 36.5 percent in the fourth quarter of 2012, compared to 36.7 percent in 2011.

Segment Performance

	Three Months Ended April 30,			Year Ended April 30,
	2012	2011	% Increase (Decrease)	2012	2011	% Increase (Decrease)
	(Dollars in millions)

Net sales:
U.S. Retail Coffee	$542.2	$505.3	7%	$2,297.7	$1,930.9	19%
U.S. Retail Consumer Foods	463.2	443.0	5%	2,094.5	1,953.0	7%
International, Foodservice, and Natural Foods	349.9	238.8	47%	1,133.6	941.8	20%

Segment profit:
U.S. Retail Coffee	$125.0	$117.1	7%	$543.0	$536.1	1%
U.S. Retail Consumer Foods	91.7	97.8	(6)%	393.3	406.5	(3)%
International, Foodservice, and Natural Foods	52.0	42.7	22%	168.6	159.6	6%

Segment profit margin:
U.S. Retail Coffee	23.1%	23.2%		23.6%	27.8%
U.S. Retail Consumer Foods	19.8%	22.1%		18.8%	20.8%
International, Foodservice, and Natural Foods	14.9%	17.9%		14.9%	16.9%

U.S. Retail Coffee

The U.S. Retail Coffee segment net sales increased 7 percent in the fourth quarter of 2012, compared to the fourth quarter of 2011, including the realization of higher price. The acquisition of Rowland Coffee contributed approximately $24.0 million to segment net sales, representing 5 percentage points of the segment net sales increase. Segment volume decreased 8 percent for the fourth quarter of 2012, compared to the fourth quarter of 2011, excluding Rowland Coffee. Volume declined 7 percent for the Folgers® brand and 13 percent for Dunkin’ Donuts® packaged coffee. Coffee volume declines were primarily attributed to a combination of lower consumer purchases in response to higher retail prices, inventory level management by key retailers in anticipation of a price decline, which the Company announced on May 15, 2012, and promotional activities by competitors. Net sales of Folgers Gourmet Selections® and Millstone® K-Cups®, increased $34.7 million, compared to the fourth quarter of 2011, and represented 7 percentage points of segment net sales growth, while contributing only 1 percentage point growth to volume.

U.S. Retail Coffee segment profit increased $7.9 million, or 7 percent, in the fourth quarter of 2012, compared to the fourth quarter of 2011, despite base volume declines, primarily due to lower marketing and distribution costs, and the contribution from Rowland Coffee. The net benefit of higher prices related to higher costs in the fourth quarter of 2012, compared to 2011, contributed slightly to segment profit.

U.S. Retail Consumer Foods

The U.S. Retail Consumer Foods segment net sales increased 5 percent in the fourth quarter of 2012, compared to 2011, due to the impact of price increases. Segment volume declined 11 percent. Jif® peanut butter net sales increased 25 percent in the fourth quarter of 2012, compared to 2011, reflecting price increases over the past year and lower promotional activity, somewhat offset by a 17 percent volume decline. The Company attributed the overall decline in peanut butter volume equally to both consumer response to significantly higher retail prices and lost peanut butter distribution with a key retailer in nonmeasured channels earlier in the fiscal year. Smucker’s® fruit spreads net sales declined 8 percent and volume was down 11 percent during the same period, primarily due to competitive activity. Crisco® brand net sales increased 7 percent and volume was down 7 percent in the fourth quarter of 2012, compared to 2011. For the same period, net sales and volume for the Pillsbury® brand decreased 20 percent and 14 percent, respectively, with declines mostly in baking mixes resulting from lower promotional activity in the current year and strong results in the prior year. Canned milk net sales decreased 3 percent and volume decreased 11 percent during the fourth quarter of 2012, compared to 2011.

The U.S. Retail Consumer Foods segment profit decreased $6.1 million, or 6 percent, in the fourth quarter of 2012, compared to the fourth quarter of 2011, primarily due to volume. Price increases taken earlier in the fiscal year, most notably on peanut butter, more than offset higher commodity costs. Segment selling and marketing expenses were down, however, a noncash impairment charge of approximately $4.6 million was recognized in the fourth quarter of 2012 related to a regional canned milk trademark. Segment profit margin was 19.8 percent in the fourth quarter of 2012, compared to 22.1 percent in 2011.

International, Foodservice, and Natural Foods

Net sales in the International, Foodservice, and Natural Foods segment increased 47 percent in the fourth quarter of 2012, compared to 2011. Excluding the impact of acquisitions, divestiture, and foreign exchange, segment net sales increased 9 percent over the same period last year led by a 4 percent increase in volume. Volume gains in Robin Hood® and Five Roses® flour, Santa Cruz Organic® beverages, and Smucker’s® fruit spreads and Uncrustables® sandwiches more than offset declines in R.W. Knudsen Family® beverages and Bick’s® pickles.

Segment profit increased $9.3 million in the fourth quarter of 2012, compared to 2011, primarily due to lower marketing expenses, the contribution from recent acquisitions, and volume growth. Segment profit margin was 14.9 percent in the fourth quarter of 2012, compared to 17.9 percent in the fourth quarter of 2011, partially reflecting the acquisition of the lower-margin Sara Lee foodservice business.

Other Financial Results and Measures

	Three Months Ended April 30,			Year Ended April 30,
	2012	2011	% Increase (Decrease)	2012	2011	% Increase (Decrease)
	(Dollars in millions)

Net cash provided by (used for) operating activities	$261.7	$(2.8)	n/m	$730.9	$391.6	87%

Free cash flow	$184.3	$(71.8)	n/m	$456.7	$211.5	116%

EBITDA	$255.0	$228.0	12%	$1,027.9	$1,023.9	0%
% of net sales	18.8%	19.2%		18.6%	21.2%

The significant cash generated in the fourth quarter of 2012 is consistent with the Company’s long-term expectation, whereby cash provided by operations in the second half of its fiscal year exceeds the amount in the first half of the year, upon completion of the Company’s key Fall Bake and Holiday period. The Company typically expects a significant use of cash to fund working capital requirements during the first half of each fiscal year, primarily due to seasonal fruit procurement, the buildup of inventories to support the Fall Bake and Holiday period, and the additional increase of coffee inventory in advance of the Atlantic hurricane season. Cash provided by operating activities was $261.7 million for the fourth quarter of 2012. However, this compares to cash used by operating activities of $2.8 million during the fourth quarter of 2011, which reflected above average working capital requirements during that period, primarily for inventory and accounts receivable.

During the fourth quarter of 2012, the Company invested $35.9 million to acquire a noncontrolling minority interest in Guilin Seamild Biologic Technology Development Co., Ltd. (“Seamild”), a privately owned manufacturer and marketer of oats products headquartered in China. Seamild is accounted for as an equity method investment and did not materially impact results for the fourth quarter of 2012.

Also during the fourth quarter of 2012, the Company repurchased 3 million common shares under its Board of Directors’ authorization for approximately $225.3 million. At April 30, 2012, the Company had 3.9 million common shares remaining for repurchase under its Board authorization.

Outlook

For fiscal 2013, net sales are expected to increase approximately 7 percent, compared to 2012, including an incremental eight-month contribution from the Sara Lee foodservice business. Non-GAAP income per diluted share is expected to range from $5.00 to $5.10, excluding special project costs of approximately $0.50 per diluted share. For fiscal 2013, the Company’s definition of special project costs has been expanded to include costs the Company expects to incur related to its initiative to settle certain pension liabilities, which are not related to the Company’s current restructuring project.

Conference Call

The Company will conduct an earnings conference call and webcast today, Thursday, June 7, 2012, at 8:30 a.m. E.T. The webcast can be accessed from the Company’s website at www.smuckers.com. For those unable to listen to the live webcast, the webcast replay will be available at www.smuckers.com following the call. An audio replay will also be available following the call until Thursday, June 14, 2012, and can be accessed by dialing 888-203-1112 or 719-457-0820, with a pass code of 4728592.

Non-GAAP Measures

The Company uses non-GAAP measures including net sales adjusted for the noncomparable impact of acquisitions, divestiture, and foreign exchange rate; gross profit, operating income, income, and income per diluted share, excluding special project costs; earnings before interest, taxes, depreciation, and amortization (“EBITDA”); and free cash flow as key measures for purposes of evaluating performance internally. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). Rather, the presentation of these non-GAAP measures supplements other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations. These non-GAAP measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP measures to the comparable GAAP items for the current and prior year quarter and year-to-date periods is included in the “Unaudited Non-GAAP Measures” table.

About The J. M. Smucker Company

For more than 110 years, The J. M. Smucker Company has been committed to offering consumers quality products that bring families together to share memorable meals and moments. Today, Smucker is a leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and health and natural foods beverages in North America. Its family of brands includes Smucker's®, Folgers®, Dunkin’ Donuts®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, Café Bustelo®, Café Pilon®, White Lily® and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation® and Bick's® in Canada. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth and Independence established by its founder and namesake more than a century ago. For more information about the Company, visit www.smuckers.com.

The J. M. Smucker Company is the owner of all trademarks referenced herein, except for the following which are used under license: Pillsbury®, the Barrelhead logo and the Doughboy character are trademarks of The Pillsbury Company, LLC; Carnation® is a trademark of Société des Produits Nestlé S.A.; and, Dunkin’ Donuts® is a registered trademark of DD IP Holder, LLC.

Dunkin’ Donuts® brand is licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores. This information does not pertain to Dunkin' Donuts® coffee or other products for sale in Dunkin' Donuts® restaurants. K-Cup® and K-Cups® are trademarks of Keurig, Incorporated.

The J. M. Smucker Company Forward-Looking Language

This press release contains forward-looking statements, such as projected operating results, earnings, and cash flows, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance, or achievements expressed or implied by those forward-looking statements. Readers should understand that the risks, uncertainties, factors, and assumptions listed and discussed in this press release, including the following important factors and assumptions, could affect the future results of the Company and could cause actual results to differ materially from those expressed in the forward-looking statements:

•	volatility of commodity markets from which raw materials, particularly green coffee beans, wheat, soybean oil, milk, peanuts, and sugar, are procured and the related impact on costs;

•	risks associated with derivative and purchasing strategies employed by the Company to manage commodity pricing risks, including the risk that such strategies could result in significant losses and adversely impact the Company’s liquidity;

•	crude oil price trends and their impact on transportation, energy, and packaging costs;

•	the ability to successfully implement and realize the full benefit of price changes that are intended to fully recover cost and the competitive, retailer, and consumer response;

•	the success and cost of introducing new products and the competitive response;

•	the success and cost of marketing and sales programs and strategies intended to promote growth in the Company’s businesses;

•	general competitive activity in the market, including competitors’ pricing practices and promotional spending levels;

•	the ability of the Company to successfully integrate acquired and merged businesses in a timely and cost effective manner;

•	the successful completion of the Company’s restructuring programs and the ability to realize anticipated savings and other potential benefits within the time frames currently contemplated;

•	the impact of food security concerns involving either the Company’s or its competitors’ products;

•	the impact of accidents and natural disasters, including crop failures and storm damage;

•	the concentration of certain of the Company’s businesses with key customers and suppliers and the ability to manage and maintain key relationships;

•	the loss of significant customers, a substantial reduction in orders from these customers, or the bankruptcy of any such customer;

•	changes in consumer coffee preferences and other factors affecting the coffee business, which represents a substantial portion of the Company’s business;

•	a change in outlook or downgrade in the Company’s public credit rating by a rating agency;

•	the ability of the Company to obtain any required financing;

•	the timing and amount of capital expenditures, share repurchases, and restructuring costs;

•	impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets;

•	the impact of new or changes to existing governmental laws and regulations and their application;

•	the impact of future legal, regulatory, or market measures regarding climate change;

•	the outcome of current and future tax examinations, changes in tax laws, and other tax matters, and their related impact on the Company’s tax positions;

•	foreign currency and interest rate fluctuations;

•	political or economic disruption;

•	other factors affecting share prices and capital markets generally; and

•	risks related to other factors described under “Risk Factors” in other reports and statements filed by the Company with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.

Readers are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. The Company does not undertake any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

Contacts:

The J. M. Smucker Company

(330) 682-3000

Investors:	Media:
Sonal Robinson	Maribeth Badertscher
Vice President, Investor Relations	Vice President, Corporate Communications

The J. M. Smucker Company

Unaudited Condensed Consolidated Statements of Income

	Three Months Ended April 30,			Year Ended April 30,
	2012	2011	% Increase (Decrease)	2012	2011	% Increase (Decrease)
	(Dollars in thousands, except per share data)

Net sales	$1,355,353	$1,187,167	14%	$5,525,782	$4,825,743	15%
Cost of products sold	898,682	750,456	20%	3,637,397	2,973,137	22%
Cost of products sold - restructuring	5,060	15,713	(68)%	38,552	54,089	(29)%
Cost of products sold - merger and integration	1,826	-	n/m	4,610	-	n/m
Gross Profit	449,785	420,998	7%	1,845,223	1,798,517	3%
Gross margin	33.2%	35.5%		33.4%	37.3%

Selling, distribution, and administrative expenses	214,513	222,707	(4)%	892,683	863,114	3%
Amortization	25,235	18,331	38%	88,060	73,844	19%
Impairment charges	4,590	444	n/m	4,590	17,599	(74)%
Other restructuring costs	8,787	13,005	(32)%	42,589	47,868	(11)%
Other merger and integration costs	12,475	3,019	n/m	29,904	11,194	167%
Loss on divestiture	-	-	n/m	11,287	-	n/m
Other operating (income) expense - net	(1,415)	(2,615)	(46)%	(2,173)	626	n/m
Operating Income	185,600	166,107	12%	778,283	784,272	(1)%
Operating margin	13.7%	14.0%		14.1%	16.3%

Interest income	414	728	(43)%	1,504	2,512	(40)%
Interest expense	(22,827)	(16,418)	39%	(81,296)	(69,594)	17%
Other income (expense) - net	709	(513)	n/m	2,667	(26)	n/m
Income Before Income Taxes	163,896	149,904	9%	701,158	717,164	(2)%
Income taxes	59,766	55,024	9%	241,414	237,682	2%
Net Income	$104,130	$94,880	10%	$459,744	$479,482	(4)%

Net income per common share	$0.93	$0.82	13%	$4.06	$4.06	0%

Net income per common share - assuming dilution	$0.93	$0.82	13%	$4.06	$4.05	0%

Dividends declared per common share	$0.48	$0.44	9%	$1.92	$1.68	14%

Weighted-average shares outstanding	111,405,674	115,429,821	(3)%	113,263,951	118,165,751	(4)%
Weighted-average shares outstanding – assuming dilution	111,445,492	115,496,532	(4)%	113,313,567	118,276,086	(4)%

The J. M. Smucker Company

Unaudited Condensed Consolidated Balance Sheets

	April 30, 2012	April 30, 2011
	(Dollars in thousands)
Assets
Current Assets:
Cash and cash equivalents	$229,708	$319,845
Trade receivables	347,518	344,410
Inventories	961,576	863,579
Other current assets	104,663	109,165
Total Current Assets	1,643,465	1,636,999

Property, Plant, and Equipment - Net	1,096,089	867,882

Other Noncurrent Assets:
Goodwill	3,054,618	2,812,746
Other intangible assets - net	3,187,007	2,940,010
Other noncurrent assets	134,047	66,948
Total Other Noncurrent Assets	6,375,672	5,819,704
	$9,115,226	$8,324,585

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$274,725	$234,916
Other current liabilities	342,247	247,760
Total Current Liabilities	616,972	482,676

Noncurrent Liabilities:
Long-term debt	2,020,543	1,304,039
Other noncurrent liabilities	1,314,325	1,245,507
Total Noncurrent Liabilities	3,334,868	2,549,546

Shareholders' Equity	5,163,386	5,292,363
	$9,115,226	$8,324,585

The J. M. Smucker Company

Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended April 30,		Year Ended April 30,
	2012	2011	2012	2011
	(Dollars in thousands)

Operating Activities
Net income	$104,130	$94,880	$459,744	$479,482
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	36,610	28,751	120,366	112,226
Depreciation - restructuring and merger and integration	6,821	15,306	38,570	53,569
Amortization	25,235	18,331	88,060	73,844
Impairment charges	4,590	444	4,590	17,599
Share-based compensation expense	5,187	6,058	21,711	24,044
Other noncash restructuring charges	1,088	1,554	8,030	8,540
Loss on sale of assets - net	282	1,056	3,390	2,867
Loss on divestiture	-	-	11,287	-
Changes in assets and liabilities, net of effect from
businesses acquired:
Trade receivables	17,720	(52,442)	9,286	(102,625)
Inventories	30,173	(125,561)	(48,189)	(204,159)
Accounts payable and accrued items	73,427	48,041	72,774	84,633
Proceeds from settlement of interest rate swaps - net	-	-	17,718	-
Defined benefit pension contributions	(4,431)	(3,347)	(11,428)	(16,779)
Income taxes, including deferred income tax benefit	9,939	(40,296)	(20,177)	(138,194)
Other - net	(49,081)	4,407	(44,803)	(3,485)
Net Cash Provided by (Used for) Operating Activities	261,690	(2,818)	730,929	391,562

Investing Activities
Businesses acquired, net of cash acquired	5,100	-	(737,255)	-
Additions to property, plant, and equipment	(77,353)	(68,947)	(274,244)	(180,080)
Equity investment in affiliate	(35,874)	-	(35,874)	-
Proceeds from sale of business	-	-	9,268	-
Purchases of marketable securities	-	-	-	(75,637)
Sales and maturities of marketable securities	-	20,000	18,600	57,100
Proceeds from disposal of property, plant, and equipment	1,255	828	4,039	5,830
Other - net	(19,377)	(27)	(20,398)	(126)
Net Cash Used for Investing Activities	(126,249)	(48,146)	(1,035,864)	(192,913)

Financing Activities
Repayments of long-term debt	-	-	-	(10,000)
Proceeds from long-term debt - net	-	-	748,560	400,000
Quarterly dividends paid	(54,278)	(50,959)	(213,667)	(194,024)
Purchase of treasury shares	(225,258)	(141,806)	(315,780)	(389,135)
Proceeds from stock option exercises	1,107	4,556	2,826	14,525
Other - net	602	3,222	(2,313)	8,215
Net Cash (Used for) Provided by Financing Activities	(277,827)	(184,987)	219,626	(170,419)
Effect of exchange rate changes	1,666	6,213	(4,828)	8,045
Net (decrease) increase in cash and cash equivalents	(140,720)	(229,738)	(90,137)	36,275
Cash and cash equivalents at beginning of period	370,428	549,583	319,845	283,570
Cash and Cash Equivalents at End of Period	$229,708	$319,845	$229,708	$319,845

The J. M. Smucker Company

Unaudited Non-GAAP Measures

	Three Months Ended April 30,		Year Ended April 30,
	2012	2011	2012	2011
	(Dollars in thousands, except per share data)

Gross profit excluding special project costs (1)	$456,671	$436,711	$1,888,385	$1,852,606
% of net sales	33.7%	36.8%	34.2%	38.4%

Operating income excluding special project costs (2)	$213,748	$197,844	$893,938	$897,423
% of net sales	15.8%	16.7%	16.2%	18.6%

Income excluding special project costs: (3)
Income	$122,044	$115,332	$535,579	$555,133
Income per common share — assuming dilution	$1.10	$1.00	$4.73	$4.69

(1) Reconciliation to gross profit:
Gross profit	$449,785	$420,998	$1,845,223	$1,798,517
Cost of products sold - restructuring	5,060	15,713	38,552	54,089
Cost of products sold - merger and integration	1,826	-	4,610	-
Gross profit excluding special project costs	$456,671	$436,711	$1,888,385	$1,852,606

(2) Reconciliation to operating income:
Operating income	$185,600	$166,107	$778,283	$784,272
Cost of products sold - restructuring	5,060	15,713	38,552	54,089
Cost of products sold - merger and integration	1,826	-	4,610	-
Other restructuring costs	8,787	13,005	42,589	47,868
Other merger and integration costs	12,475	3,019	29,904	11,194
Operating income excluding special project costs	$213,748	$197,844	$893,938	$897,423

(3) Reconciliation to net income:
Net income	$104,130	$94,880	$459,744	$479,482
Income taxes	59,766	55,024	241,414	237,682
Cost of products sold - restructuring	5,060	15,713	38,552	54,089
Cost of products sold - merger and integration	1,826	-	4,610	-
Other restructuring costs	8,787	13,005	42,589	47,868
Other merger and integration costs	12,475	3,019	29,904	11,194
Income before income taxes, excluding special project costs	$192,044	$181,641	$816,813	$830,315
Income taxes, as adjusted	70,000	66,309	281,234	275,182
Income excluding special project costs	$122,044	$115,332	$535,579	$555,133

The J. M. Smucker Company

Unaudited Non-GAAP Measures

	Three Months Ended April 30,		Year Ended April 30,
	2012	2011	2012	2011
	(Dollars in thousands, except per share data)

Earnings before interest, taxes, depreciation, and amortization (4)	$254,975	$227,982	$1,027,946	$1,023,885
% of net sales	18.8%	19.2%	18.6%	21.2%

Free cash flow (5)	$184,337	$(71,765)	$456,685	$211,482

(4) Reconciliation to net income:
Net income	$104,130	$94,880	$459,744	$479,482
Income taxes	59,766	55,024	241,414	237,682
Interest income	(414)	(728)	(1,504)	(2,512)
Interest expense	22,827	16,418	81,296	69,594
Depreciation	36,610	28,751	120,366	112,226
Depreciation - restructuring and merger and integration	6,821	15,306	38,570	53,569
Amortization	25,235	18,331	88,060	73,844
Earnings before interest, taxes, depreciation, and amortization	$254,975	$227,982	$1,027,946	$1,023,885

(5) Reconciliation to cash provided (used for) by operating activities:
Cash provided by (used for) operating activities	$261,690	$(2,818)	$730,929	$391,562
Additions to property, plant, and equipment	(77,353)	(68,947)	(274,244)	(180,080)
Free cash flow	$184,337	$(71,765)	$456,685	$211,482

The Company uses non-GAAP measures including net sales adjusted for the noncomparable impact of acquisitions, divestiture, and foreign exchange rate; gross profit, operating income, income, and income per diluted share, excluding special project costs; earnings before interest, taxes, depreciation, and amortization ("EBITDA"); and free cash flow as key measures for purposes of evaluating performance internally. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP measures supplement other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations. These non-GAAP measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments.

The J. M. Smucker Company

Unaudited Reportable Segments

	Three Months Ended April 30,		Year Ended April 30,
	2012	2011	2012	2011
	(Dollars in thousands)

Net sales:
U.S. Retail Coffee	$542,219	$505,345	$2,297,737	$1,930,869
U.S. Retail Consumer Foods	463,215	442,984	2,094,456	1,953,043
International, Foodservice, and Natural Foods	349,919	238,838	1,133,589	941,831
Total net sales	$1,355,353	$1,187,167	$5,525,782	$4,825,743

Segment profit:
U.S. Retail Coffee	$124,997	$117,059	$543,012	$536,133
U.S. Retail Consumer Foods	91,681	97,813	393,300	406,455
International, Foodservice, and Natural Foods	52,007	42,749	168,572	159,580
Total segment profit	$268,685	$257,621	$1,104,884	$1,102,168
Interest income	414	728	1,504	2,512
Interest expense	(22,827)	(16,418)	(81,296)	(69,594)
Share-based compensation expense	(4,972)	(5,093)	(19,292)	(19,896)
Cost of products sold - restructuring	(5,060)	(15,713)	(38,552)	(54,089)
Cost of products sold - merger and integration	(1,826)	-	(4,610)	-
Other restructuring costs	(8,787)	(13,005)	(42,589)	(47,868)
Other merger and integration costs	(12,475)	(3,019)	(29,904)	(11,194)
Corporate administrative expenses	(49,965)	(54,684)	(191,654)	(184,849)
Other income (expense) - net	709	(513)	2,667	(26)
Income before income taxes	$163,896	$149,904	$701,158	$717,164

Segment profit margin:
U.S. Retail Coffee	23.1%	23.2%	23.6%	27.8%
U.S. Retail Consumer Foods	19.8%	22.1%	18.8%	20.8%
International, Foodservice, and Natural Foods	14.9%	17.9%	14.9%	16.9%

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